ST. JOSEPH, INC. ENTERS SETTLEMENT AGREEMENTS

FOR IMMEDIATE RELEASE

TULSA, OK, June 9, 2009 -- St. Joseph, Inc. (OTCBB: STJO) announced today that Company has entered settlement agreements in two lawsuits.

A settlement was reached with John Simmons, former President and C.E.O. of the Company, regarding his suit against the Company for cancellation of 1,900,000 common stock options exercisable at $0.10 per share, and the Company's counter suit claiming reimbursement of funds the Company alleged were wrongfully taken by Mr. Simmons.  The settlement calls for a payment of $50,000 to Mr. Simmons which the Company’s management believes to be less than the costs involved in going to trial.  As a result of the settlement, Mr. Simmons will not receive any stock options, and will have no further involvement with the Company’s management.  In connection with the settlement, the Company will book a one time credit in the amount of $48,120 in principal and $2,406 in accrued interest to its balance sheet for the cancellation of a note due to Mr. Simmons. The Company will also book an additional one time credit in the amount of $25,000 to its balance sheet for the cancellation of a note which was due to Mr. Simmons for the cancellation of 250,000 options which had been previously exercised.

A settlement was also reached with Phyllis Bell et. al. regarding non payment of dividends by the Company.  The settlement calls for monthly payments to be made on a total accrued amount of $117,300 for approximately four years, at such time the balance will have been paid in full.  This is the amount that the Company had reported as accrued in its financial statements, therefore there is no adverse impact to the Company’s financial statements.  These settlements will allow the Company to focus on the growth of the existing business as well as proceed aggressively towards its goal of identifying an acquisition target with which to grow the Company.

About St. Joseph, Inc.

St. Joseph is a holding company with subsidiaries engaged in the staffing industry.  More information about St. Joseph, Inc. is available at www.stjosephinc.com.

This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

St. Joseph Contact:

Mark Johnson

St. Joseph, Inc.

4870 South Lewis, Suite 250

Tulsa, OK 74105

918-742-1888

www.stjosephinc.com